CONFIDENTIAL PRIVATE OFFERING MEMORANDUM


                                  LEXON, INC.

                        497,500 Shares at $2.00 per Share

      Lexon, Inc. (the "Company") is offering 497,500 shares ("Shares") of its Common Stock, par value $0.001 per share, to qualified investors acceptable to Lexon in its sole discretion, for $2.00 per share, a price determined arbitrarily by the Company. Lexon is a development stage company with an opportunity to acquire an exclusive license to manufacture and market a screening test kit that identifies colon, ovarian and testicular cancer. The Offering is made in reliance upon an exemption from registration provided by Regulation D, Rule 504 of the Securities and Exchange Commission. There is no established liquid trading market for the Shares, and there is no assurance that one may develop or, if developed, that it will be maintained. Consequently, a purchaser of the Shares may be unable to sell the Shares when desired and may have to hold the Shares indefinitely.

INVESTMENT  IN THE  SHARES  INVOLVES  A HIGH  DEGREE  OF  RISK  AND  SUBSTANTIAL
DILUTION. A PROSPECTIVE PURCHASER MAY LOSE HIS TOTAL INVESTMENT. SEE "RISK FACTORS" AND "DILUTION".

THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCY PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                      Estimated
                                                                   Net Proceeds
                                Purchase             Broker              to the
                                   Price       Commissions(1)         Company(2)

 Per Share.....................    $2.00               $0.40              $1.60


 Total......................... $995,000            $199,000           $796,000


                        (See footnotes on following page)

                                   LEXON, INC.
                        8908 South Yale Avenue, Suite 409
                              Tulsa, Oklahoma 74137
                   Telephone (918) 492-4125 Fax (918) 492-2560

              The date of this Offering Memorandum is May 18, 1998

Footnotes from previous page

(1) No commissions will be paid in connection with sales made directly by the officers and directors of the Company. However, Shares may be sold by broker-dealers and members of the National Association of Securities Dealers, Inc. With respect to these sales, a commission of 10% will be paid. Additional compensation in the form of (a) a non-accountable expense allowance equal to 6% of the gross proceeds from sales made by such persons and (b) a due diligence fee of 4% of the gross proceeds may also be paid. The table assumes all Shares will be sold through such persons.

(2) Before deducting expenses payable by the Company in connection with this Offering estimated at $20,000. These expenses relate primarily to filing fees, printing, legal and accounting expenses.

     THE INFORMATION CONTAINED IN THIS OFFERING MEMORANDUM IS PROVIDED BY LEXON, INC. SOLELY FOR THE PERSONS RECEIVING IT, AND REPRODUCTION OR DISTRIBUTION TO OTHERS, IN WHOLE OR IN PART, IS PROHIBITED WITHOUT LEXON'S PRIOR WRITTEN CONSENT.

     THE  SHARES  ARE  BEING   OFFERED   SUBJECT  TO  PRIOR  SALE,   WITHDRAWAL,
CANCELLATION OR MODIFICATION WITHOUT NOTICE AND FURTHER CONDITIONS SET FORTH HEREIN.

     INVESTMENT IN SMALL BUSINESSES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" FOR A DISCUSSION OF THOSE MATTERS THAT MANAGEMENT BELIEVES PRESENT THE MOST SUBSTANTIAL RISKS TO AN INVESTOR IN THIS OFFERING.

     THERE IS NO PUBLIC OR OTHER MARKET FOR THE SHARES OFFERED HEREBY, NOR IS THERE ANY ASSURANCE THAT SUCH A MARKET WILL EVER DEVELOP. FOR THIS REASON AND BECAUSE THE SHARES HAVE NOT BEEN REGISTERED UNDER APPLICABLE SECURITIES LAWS, AN INVESTOR WILL BE REQUIRED TO RETAIN OWNERSHIP OF THE SHARES ACQUIRED HEREUNDER AND BEAR THE ECONOMIC RISK OF HIS INVESTMENT FOR AN INDEFINITE PERIOD.

     THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY THE COMPANY, ITS MANAGEMENT, AUTHORIZED REPRESENTATIVES OR ANY OTHER PERSON IN ANY JURISDICTION IN WHICH AN OFFERING OR SOLICITATION IS UNLAWFUL OR UNAUTHORIZED.

     THIS MEMORANDUM IS INTENDED TO FURNISH INFORMATION TO THE PROPOSED INVESTOR WITH RESPECT TO THE INVESTMENT DESCRIBED. IN CONSIDERING THIS INVESTMENT, EACH PROPOSED INVESTOR MUST EVALUATE FOR HIMSELF OR HERSELF ITS MERITS AND RISKS OR RETAIN THE SERVICES OF ANOTHER PERSON WHO HAS SUFFICIENT KNOWLEDGE AND EXPERTISE TO EVALUATE SUCH MERITS AND RISKS. THE COMPANY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUBSCRIPTIONS TO PURCHASE SHARES OFFERED HEREBY AND RESERVES THE RIGHT TO TERMINATE THIS OFFERING AT ANY TIME.

     EXCEPT AS SET FORTH UNDER "ADDITIONAL INFORMATION", NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATIONS OR FURNISH ANY INFORMATION CONCERNING
LEXON OR THE SHARES OFFERED HEREBY OTHER THAN THE REPRESENTATIONS AND INFORMATION SET FORTH IN THIS MEMORANDUM, AND IF MADE OR FURNISHED, SUCH OTHER REPRESENTATIONS OR INFORMATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LEXON. LEXON SHALL MAKE AVAILABLE TO EACH PROSPECTIVE INVESTOR, OR THE INVESTOR'S REPRESENTATIVE, DURING THIS OFFERING AND PRIOR TO THE SALE OF ANY SHARES, ALL INFORMATION WHICH MAY BE DEEMED RELEVANT TO THIS OFFERING OR NECESSARY TO VERIFY THE ACCURACY OF THE INFORMATION CONTAINED HEREIN, AND THE LEXON SHALL PROVIDE ALL PROSPECTIVE INVESTORS THE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS FROM LEXON CONCERNING ANY ASPECT OF THE OFFERING AND AN INVESTMENT IN THE SHARES.

                                TABLE OF CONTENTS



SUMMARY OF THE OFFERING.....................................................5


USE OF PROCEEDS.............................................................6


THE COMPANY.................................................................6


MARKET AND INDUSTRY INFORMATION.............................................9


DILUTION...................................................................11


DIRECTORS AND OFFICERS.....................................................12


PRINCIPAL SHAREHOLDERS.....................................................13


DESCRIPTION OF SECURITIES..................................................13


PLAN OF DISTRIBUTION.......................................................14


ADDITIONAL INFORMATION.....................................................14


FINANCIAL INFORMATION......................................................16


RISK FACTORS...............................................................18


SUBSCRIPTION AGREEMENT.....................................................22



EXHIBIT A. LICENSE AGREEMENT BY AND BETWEEN GENTEST, INC. AND THE UNIVERSITY
 ..             OF SOUTH FLORIDA RESEARCH FOUNDATION

EXHIBIT B. AGREEMENT AND PLAN OF MERGER

                             SUMMARY OF THE OFFERING

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Offering Memorandum. Each prospective investor is urged to read this Offering Memorandum in its entirety before making a decision to invest in the Shares offered hereby.

     The Company. Lexon, Inc., an Oklahoma corporation ("Company"), is a development-stage corporation organized in December, 1997 to identify and commercialize proprietary medical biotechnology opportunities. The Company seeks to license technology and product candidates from research institutions and other biotechnology companies.

     Lexon has entered into a definitive Agreement and Plan of Merger with Gentest, Inc., a Florida corporation ("Gentest"). Gentest has an exclusive worldwide license to develop, manufacture, obtain FDA approval for, and market a cancer screening test kit for detecting the protein TGF-(beta)4 (ebaf), which allows for early, non-invasive diagnosis of certain types of colon, ovarian and testicular cancers. There is no assurance that the merger will be completed or that the cancer screening test kit, if successfully developed, will receive FDA approval or will be accepted in the medical marketplace.

     The Offering. The offering is intended to comply with Rule 504 of SEC Regulation D. The Company is offering 497,500 Shares of its Common Stock at a price of $2.00 per Share on a "best efforts basis". The Offering shall be open for a period of thirty (30) days unless all 497,500 Shares are sold earlier or the Offering is otherwise extended or terminated by the Company.

     Use of Proceeds. The Company intends to use the net proceeds of this Offering primarily to pay the liabilities of Gentest and for general working capital purposes. (See "Use of Proceeds").

     Risk Factors. Investment in the Shares offered hereby is speculative and involves a high degree of risk and immediate dilution and should not be purchased by any investor who cannot afford the loss of the entire investment. Each prospective investor should carefully consider the significant risk factors inherent in and affecting the business of the Company and this Offering. (See "Risk Factors").

     Summary Financial Information. The financial information set forth below is from the unaudited balance sheet of the Company appearing elsewhere in this Offering Memorandum. See "Financial Information". Such information should be read in conjunction therewith.

                                                      April 30, 1998
                                                                     As Adjusted
                                                 As Adjusted for     for Gentest
     Balance Sheet Data            (Unaudited)   this Offering(1)   Merger(1)(2)
                                    --------------------------------------------

     Total Assets  .................  $5,000            $781,000       $782,000
     Total Liabilities..............      $0                  $0             $0
     Working Capital   .............  $5,000            $781,000       $309,750
     Total Stockholders' Equity.....  $5,000            $781,000       $782,000

(1) Assumes maximum net proceeds from this Offering of $776,000.

(2) Assumes payment at Closing of $471,250 in liabilities of Gentest, which relate to the licensing and development of the cancer screening test kit.

                                 USE OF PROCEEDS

     The Company estimates the maximum net proceeds of this Offering to be $776,000, after deducting the maximum estimated broker commissions, non-accountable expenses and due diligence fees of $199,000 and the estimated printing, legal and accounting expenses of $20,000. The Company expects to use the net proceeds of this Offering in substantially the following manner:

                                                                 Amount
                                                           ------------------
     GENTEST LIABILITIES
         Initial License Fee...........................         $100,000
         Sponsored Research Contract...................          311,250
         UTEK Consulting Fee...........................           60,000
                                                           ------------------

         Total Gentest Liabilities.....................         $471,250
                                                           ------------------

     GENERAL WORKING CAPITAL
        Salaries and Benefits..........................          200,000
        Office Expense.................................           45,000
        Legal and Accounting ..........................           25,000
        Miscellaneous .................................           34,750
                                                           ------------------
        Total General Working Capital..................         $204,750
                                                           ------------------

     TOTAL USE OF MAXIMUM NET PROCEEDS.................         $776,000
                                                           ------------------

     Since the maximum net proceeds of this Offering will be applied over time, the actual expenditure of such proceeds for any purpose could vary significantly from the anticipated expenditures described above. The Company reserves the right, therefore, to reallocate proceeds among the uses described above, depending upon factors such as the results of the Company's preliminary engineering evaluation, the Company's success in developing new products, and technological advances in the industry.


                                   THE COMPANY

     Lexon is a development-stage corporation organized in December, 1997 to identify and commercialize proprietary medical biotechnology opportunities. The Company seeks to license technology and product candidates from research institutions and other biotechnology companies.

     Gentest Merger. Lexon has entered into a definitive Agreement and Plan of Merger with Gentest, Inc., a Florida corporation ("Gentest"), a copy of which is attached as Exhibit B and incorporated herein by reference. Gentest has an exclusive license agreement to develop, manufacture and market worldwide a test kit for detecting the protein TGF-(beta)4 (ebaf), which allows the early diagnosis of certain types of colon, ovarian and testicular cancers. This new cancer screening test, which can be done using a drop of blood, avoids the need for invasive diagnostic procedures.

     The exclusive License Agreement, attached hereto as Exhibit A, has been granted to Gentest by the University of South Florida Research Foundation ("USFRF"), which is the exclusive licensor for the University of South Florida ("USF"). The License Agreement provides for a 5% royalty to be paid to the USFRF from gross receipts from sales of products developed using the protein screening process.

     Gentest also has a Sponsored Research Agreement with the USFRF whereby Dr. Siamak Tabibzadeh, then a pathologist at USF and co-discoverer of the
TGF-(beta)4 genetic marker, will supervise the development of the cancer screening test kit for laboratory use. Dr. Tabibzadeh has recently accepted a position with North Shore University Hospital ("North Shore") in New York and has expressed his desire to continue his life long work in the development of the cancer screening test kit and other related cancer research at North Shore. There is no assurance of his continued involvement in the development of the test kits or the Company's ability to find a replacement. Gentest is presently working to amend the License Agreement and the Sponsored Research Agreement with USFRF to transfer the Sponsored Research Agreement to North Shore and to negotiate a license and royalty agreement with North Shore. While early indications are that such agreements will be obtained, there is no assurance that Gentest's efforts to amend the agreements with USFRF and to negotiate agreements with North Shore will be successful. Any such agreements with North Shore are likely to require a modest initial license and royalty as well as continued research fees.

     Under the terms of the Agreement and Plan of Merger, the Company will issue to UTEK Corporation ("UTEK"), the sole shareholder of Gentest, 1,000,000 shares of common stock of the Company. Gentest will cease to exist by reason of the merger, and the assets and liabilities of Gentest, including those rights and obligations associated with the exclusive License Agreement and the Sponsored Research Agreement, will become assets and liabilities of Lexon. The obligations of Gentest are to pay a total of $471,250, of which $100,000 is for the exclusive license, $311,250 is to develop the test kit and up to $60,000 for services rendered by UTEK in connection with securing the agreements. There is no assurance that the current obligations of Gentest will not materially increase should Gentest be successful in negotiating agreements with North Shore.

     TGF-(beta)4 (ebaf) Protein Screening. Cancer is one of the leading causes of death in the general population. A correlation exists between the early tumor detection and the survival of the patient. The mortality from cancer can be significantly reduced if tumors are found and treated at an early stage. Many tumors do not produce any clinical signs or symptoms before they reach a considerable size. Therefore, there is a need to discover markers that can identify tumors at an early stage. In all types of cancer, the patient has the best chance of survival if the tumor is detected and removed early.

     Currently, very few markers exist that are useful in the diagnosis of cancerous tumors. Carcinomembryonic antigen (CEA), prostatic specific antigen
(PSA), and carcinoma-125 (CA-125) are among the most widely used tumor markers. However, the expression of CEA or CA-125 is not specific and these proteins are expressed in a variety of conditions not related to cancer. For these reasons, these markers can not be used for mass screening of the general population because of the high number of false positives that would require additional testing to rule out the presence of cancer. For mass screening, there is a need for a specific and sensitive test.

     Because of its specificity of expression, the TGF-(beta)4 (ebaf) protein makes this marker uniquely suited for such mass screening. In addition, the specific expression of the TGF-(beta)4 (ebaf) protein in cancers of colon, ovary and testis would allow precise localization of the tumor.

     The TGF-(beta)4 marker is the outgrowth of a discovery of a gene that is the common thread linking a very diverse group of conditions. The gene is called ebaf, for "endometrial bleeding associated factor" and its expression was initially identified by USF researchers in both normal menstrual and abnormal endometrial bleeding. Although the gene was initially called ebaf, a committee on gene nomenclature has now approved the name TGF-(beta)4.

     Key Personnel. The protein screening process was co-developed by Dr. Siamak Tabibzadeh, M.D., currently a professor in the Department of Pathology at the University of South Florida and an attending pathologist at the Moffitt Cancer Center at USF. He serves as the editor-in chief of the "Frontiers in Bioscience", a journal and virtual library, as a member of the editorial board of Endocrine, and as a referee for several prestigious journals. He is the author of 80 published journal articles and has given numerous invited presentations in both the United States and Europe. Dr. Tabibzadeh's current research is funded by the National Institute of Health and primarily focuses on human endometrial cells and T-cells, as well as the interaction of cancerous epithelial cells with T-cells. Dr. Tabibzadeh received his M.D. from Tehran University School of Medicine, where he ranked first in the graduating class. He served a residency in anatomic and clinical pathology at Montefiore Medical Center in New York and held a fellowship in immunopathology at Elmhurst Hospital, Elmhurst, New York and Mount Sinai School of Medicine, New

York, NY. Dr. Tabibzadeh has recently accepted a position as Chief of Experimental Pathology and Professor in Pathology at North Shore University Hospital in Long Island, New York.

     Licenses, Patents and Proprietary Information. The TGF-(beta)4 (ebaf) protein screening process is owned by the University of South Florida ("USF"). Following the Merger, the Company will have an exclusive worldwide license to manufacture and market test kit products using the process owned by the USF. Furthermore, any improvements to the process will not be owned the Company and may not be covered by the existing license.

     The Licensing Agreement with the USF obligates the Company to pay royalties of 5% of gross revenues from the sale of test kits, regardless of whether a patent is issued. A preliminary patent application related to the TGF-(beta)4
(ebaf) protein screening process was filed by the USF with the U.S. Patent and Trademark Office ("USPTO") in 1997, but was recently rejected for claims that were considered too broad in scope. USF has six months to file an answer to the rejection or the application will become stale. There is no assurance that USF will file an answer within the prescribed time period, nor is there any assurance that the patent application is free of other deficiencies. Furthermore, there is no assurance that the TGF-(beta)4 (ebaf) protein screening process is patentable. Even if a patent is issued, there is no assurance that a patent will not infringe on the rights of others.

     The preliminary patent application filed with the USPTO asserted claims related only to the detection of colon cancer. Subsequent to filing the preliminary patent application, a series of lectures and papers in which additional claims related to the detection of ovarian and testicular cancer by the protein screening process were made public by the USF. The existence of these additional claims outside the scope of the preliminary patent application renders the possibility of obtaining foreign patent protections for claims related to the detection of ovarian and testicular cancers remote. There is no assurance that the Company will obtain any U.S. or foreign patent protection for any of the claims.

     The filing, prosecution and maintenance of all patent rights are within the sole discretion of the USF. The Company has the right to request that the USF seek, obtain and maintain such patent and other protection to the extent that USF is lawfully entitled to do so, at the Company's sole expense. There is no assurance that USF will seek, obtain or maintain such patent and other protection to which it is lawfully entitled. Further, there is no assurance that the Company will have sufficient working capital to fund USF's efforts in those activities.

     The initial research and development related to the TGF-(beta)4 (ebaf) protein screening process was funded by a grant from the National Institute of Health. The NIH retains certain statutory rights to use any invention that results from its funding without having to pay license fees and royalties. In addition, the NIH is protected from lawsuits and infringement claims. There is no assurance that the interests of the NIH will not materially adversely affect the Company or its business.

     The lack of U.S. and foreign patent protection for the test kit could result in the manufacturing and sale of test kits copied by competitors who are not be obligated to pay royalties. As a result, these competitors could achieve superior operating margins, which could adversely affect the Company's ability to compete.

      Marketing. The Company has limited sales and marketing experience, and no assurance is given that the Company will be able to successfully establish and maintain a significant sales and marketing organization or that a direct sales force, if developed by the Company, will succeed in promoting the Company's products to third-party payors, clinical laboratories, healthcare providers and government entities worldwide. The Company believes that the marketing effort may be a lengthy process, requiring the Company to educate the worldwide medical community regarding both the clinical utility and cost-effectiveness of the Company's products.

     Competition. The medical diagnostics and biotechnology industries are subject to intense competition. The Company's competitors in the United States and abroad may include Roche Diagnostic Systems, Abbott Laboratories, Chiron Corporation and Gen-Probe Incorporated. Other companies, including large pharmaceutical and biotechnology companies, may enter the market. The Company's existing and potential competitors may be able to develop technologies that are as effective as, or more effective or easier to interpret, than those offered by the Company. Many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, manufacturing, distribution and technological resources than the Company. There is no assurance that the Company will be able to successfully compete.

     Manufacturing. The Company has no commercial-scale manufacturing experience and capabilities of medical products. It is anticipated that the Company's products will initially be manufactured by FDA approved manufacturers.

      Employees.  As of April 30, 1998, Lexon employed 4 persons.

      Offices. To date, Lexon's principal offices at 8908 South Yale, Tulsa, Oklahoma have been provided free of charge by the Company's officers. Upon completion of this Offering, Lexon will pay approximately $900 per month and general operating expenses will be equitably allocated.

      Litigation.  Lexon is not involved in any litigation.


                         MARKET AND INDUSTRY INFORMATION

     Government Regulation. Regulation by governmental authorities in the United States and other countries is a significant factor in ongoing research and product development activities. The Company's diagnostic products will require regulatory approval by governmental agencies prior to commercialization. Various statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, recordkeeping and marketing of such products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. Any failure by the Company to obtain, or any delay in obtaining, regulatory approvals could materially adversely affect the Company.

     The levels of revenues and profitability of the Company may be affected by the continuing efforts of government and third party payors to contain or reduce the costs of healthcare through various means. There have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement to control pricing or profitability of therapeutic and other products. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on the Company.

     FDA Approval Process. In the United States, medical devices and diagnostics are classified into one of three classes (class I, II or III) on the basis of the controls deemed necessary to the FDA to reasonably assure their safety and effectiveness. Under FDA regulations, class I devices are subject to general controls (e.g. labeling, premarket notification and adherence to QSRegs) and class II devices are subject to general and special controls (e.g. performance standards, postmarket surveillance, patient registries and FDA guidelines). Generally, class III devices are those which must receive a PMA by the FDA to ensure their safety and effectiveness (e.g. life sustaining, life supporting and implantable devices or new devices which have not been found substantially equivalent to legally marketed devices).

     Before a new device can be introduced into the market, the manufacturer generally must obtain marketing clearance through the filing of either a 510 (k) notification or a PMA application. A 510 (k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed class I or II medical device or to a class III medical device for which the FDA has not called for a PMA. It generally takes from four to twelve months from submission to obtain a 510 (k) clearance, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device or that additional information or data is needed before a substantial equivalence determination can be made, either of which could delay market introduction of a new product. A request for additional data may require that clinical studies of the device's safety and efficacy be performed. Additionally, modifications or enhancements that could significantly affect the safety of efficacy of the device, or that constitute a major change to the intended use of the device, will require new 501 (k) submissions.

     A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed class I or class II device or if it is a class III device for which the FDA has called for a PMA. A PMA application must be supported by valid scientific evidence, including preclinical and clinical trial data, to demonstrate the safety and effectiveness of the device. The PMA application must also contain the results of all relevant bench tests, laboratory and animal studies, a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device in addition to the device labeling and advertising literature.

     If a PMA application is accepted for filing, the FDA begins an in-depth review of the submission. FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but it may take significantly longer. The PMA review process includes an inspection of the manufacturer's facilities to ensure that the facilities are in compliance with the applicable QSRegs requirements. In addition, an advisory committee made up of clinicians and/or other appropriate experts is typically convened to evaluate the application and make recommendations to the FDA as to whether the device should be approved. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

     Although clinical investigations of most devices are subject to the investigational device exemption ("IDE") requirements, clinical investigations of in vitro diagnostic ("IVD") are exempt from the IDE requirements, including FDA approval of investigations, provided the testing meets certain exemption criteria. IVD manufacturers must also establish distribution controls to assure the IVDs distributed for the purpose of conducting clinical investigations are used only for that purpose. Pursuant to current FDA policy, manufacturers of IVDs labeled for investigational use only ("IUO") or research under which investigational IVDs are distributed to or utilized only by individuals, laboratories, or healthcare facilities that have provided the manufacturer with a written certification of compliance indicating that the IUO or RUO product will be restricted in use and will, among other things, meet institutional review board and informed consent requirements.

     Exports of products subject to 501 (k) notification requirements, but not yet cleared to market, are permitted without FDA export approval, provided that certain requirements are met. Unapproved products subject to PMA requirements can be exported to any country without prior FDA approval, provided, among other things, they are not contrary to the laws of the country to which they are intended for import, they have been manufactured in substantial compliance with the QSRegs and have been granted valid marketing authorization by the member country of the European Union, Australia, Canada, Israel, Japan, New Zealand, Switzerland or South Africa. The Company must also provide the FDA with simple notification indicating the products to be exported and the countries to which they will be exported.

     FDA approval must be obtained for exports of products subject to the PMA requirements if these export conditions are not met. To obtain export approval, when required, certain requirements must be met and information must be provided to the FDA, including, with some exceptions, documentation demonstrating that the product is approved for import into the country to which it is to be exported and, in some cases, safety data for the device.

     Any products manufactured or distributed by the Company pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences with the use of the device. Device manufacturers are required to register their establishments and list their devices with the FDA and are subject to periodic inspections by the FDA and certain state agencies. The FDC Act requires devices to be manufactured in accordance with QSRegs, which impose certain procedural and documentation requirements upon the Company with respect to manufacturing and quality assurance activities.

     It is not clear which class the cancer screening test is in or what will be the extent of applications required for the screening test kit. There is no assurance that FDA and other approvals will be obtained or that the Company will have the funds available to complete the field and other tests and successfully file and prosecute the required applications.

     International Sales. International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain foreign approval may be longer or shorter than that required for FDA approval and the requirements may substantially differ. The Company must obtain the CE mark prior to engaging in sales within the EU of certain medical devices. During this process the sponsor must also demonstrate compliance with ISO manufacturing and quality requirements.

     The introduction of the Company's developmental stage test products in foreign markets will also subject the Company to foreign regulatory clearances, which may impose additional costs and burdens. International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country and many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements.

     Reimbursement. In the United States and elsewhere, sales of diagnostic, therapeutic and other pharmaceutical products are dependent, in part, on the availability of reimbursement to the consumer from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. There is no assurance that any of the Company's products will be considered cost effective and that reimbursement to the consumer will be available, or will be sufficient to allow the Company to sell its products on a competitive and profitable basis.


                                    DILUTION

     Dilution is the difference between the purchase price paid by the investors for their Shares and the net tangible book value of the shares after the Offering. The net tangible book value of a security is equal to the Company's tangible net worth (tangible assets minus total liabilities) divided by the number of Shares of the security outstanding. The following table illustrates the dilution on a per share basis of the Company's Common Stock:

                                                                       Amount
                                                                 ---------------

     Sale price per Share....................................       $2.000
     Net tangible book value before offering.................       $0.001
     Increase to present shareholders in net tangible book value
       attributable to sale of Shares offered................       $1.999
     Pro forma net tangible book value after offering........       $0.197
     Dilution to new investors...............................       $1.803

     The following  table shows the number of Shares  acquired from the Company,
the  aggregate   consideration  paid  by  the  existing   shareholders  and  new
Shareholders in this Offering:

                               Shares    Percentage     Aggregate  Percentage of
                        Acquired from     of Shares Consideration  Consideration
                              Company Held by Group      Paid for        Paid by
                                                           Shares          Group
                      ----------------------------------------------------------

Existing Shareholders .....5,000,000         90.9%         $5,000           0.5%
New Shareholders ............497,500          9.1%       $995,000          99.5%
                      ----------------------------------------------------------
Total  ....................5,497,500        100.0%     $1,000,000         100.0%
                      ----------------------------------------------------------

                             DIRECTORS AND OFFICERS

     The following table identifies the directors and officers of the Company and sets forth their respective ages and areas of expertise:

                      Name              Age            Expertise

     Gifford M. Mabie............        57   President, CEO and Director
     Rhonda R.Vincent............        34   Vice President, Secretary,
                                                 Treasurer and Director
     Frederick K. Slicker........        54   Vice President and General Counsel


     Set forth below is a description of the backgrounds of the directors and management of the Company:

     Gifford M. Mabie, age 57, is President, CEO and a Director of the Company. Mr. Mabie is also President, CEO and a Director of Maxxon, Inc. (OTCBB: MXON), a development-stage company co-founded by Mr. Mabie in 1996 to develop and commercialize a patented disposable safety syringe. From 1982 to 1994, Mr. Mabie was Senior Vice President of CIS Technologies, Inc. (NASD: CISI), a leading healthcare information company that was purchased by National Data Corporation (NYSE: NDC) in 1996. As one of the founders of CIS, Mr. Mabie was instrumental in raising over $40 million in capital that funded acquisitions and new product development. As a result, that company's revenues grew from $105,000 in 1987 to over $40 million in 1995. Prior to CIS, Mr. Mabie was with Honeywell Information Systems, Inc., where he ranked as one of its top five salesmen worldwide. Prior to joining Honeywell, he was corporate controller with W.B. Dunavant & Company, one of the world's largest cotton brokers. He holds degrees in accounting and economics from Memphis State University and served for eight years in the United States Navy.

     Rhonda R. Vincent, age 34, is Vice President, Secretary, Treasurer and Director of the Company. Ms. Vincent is also Vice President, Secretary, Treasurer and Director of Maxxon, Inc. (OTCBB: MXON), a development-stage company co-founded by Ms. Vincent in 1996 to develop and commercialize a patented disposable safety syringe. From 1994 to 1997, Ms. Vincent was Vice President, Secretary, Treasurer and Director of Corporate Vision, Inc. (OTCBB:
CVIA), a multimedia software development company. For five years prior to founding Corporate Vision, Ms. Vincent held various accounting, finance and investor relations positions with CIS Technologies, Inc. (NASD: CISI), a leading healthcare information processing company that was purchased by National Data Corporation (NYSE: NDC) in 1996. She began her career as an audit associate with the public accounting firm of Coopers & Lybrand. Ms. Vincent is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Oral Roberts University.

     Frederick K. Slicker, age 54, is Vice President and General Counsel for the Company. He has practiced law for 30 years, primarily in the areas of mergers and acquisitions, securities law compliance and general business. He holds a Juris Doctorate with the highest distinction from the University of Kansas and an LLM from Harvard Law School. In addition to his employment by the Company, he continues to practice law for third-party clients, including Maxxon, Inc.

     Board of Directors. The authorized maximum number of directors is seven. The Company's directors hold office until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     Compensation of Directors. To date, no director's fees have been paid, however, directors who are not employees of the Company may be paid reasonable fees and may be granted stock options for serving as directors in the future. Directors of the Company who are also employees of the Company will not receive any additional compensation for their services as directors.

     Compensation of Management. To date, management has received no compensation for their services. Upon completion of this Offering, it is anticipated that Mr. Mabie, Ms. Vincent and Mr. Slicker will each receive an annual salary of $60,000. There are no written employment agreements.

     Conflicts of Interest. Members of the Company's management are associated with other firms involved in a range of business activities. Consequently, there are potential conflicts of interest inherent in their acting as officers and directors of the Company. Insofar as the officers and directors are engaged in other business activities, management anticipates it will devote no more than 50% of its time to the Company's affairs.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information concerning the ownership of Common Stock as of the date of this Offering Memorandum:

                                                                   Percentage of
                                                     Shares Owned         Shares
                                                  ------------------------------
Prior to the Offering
Officers and Directors as a group (3 persons)...        1,800,000          36.0%
Founding Shareholders...........................        3,200,000          64.0%
                                                 -------------------------------
Total Shares Outstanding prior to the Offering..        5,000,000         100.0%
                                                 -------------------------------

After the Offering (Maximum Sold)
Officers and Directors as a group (3 persons)...        1,800,000          32.7%
Founding Shareholders...........................        3,200,000          58.2%
Offering Shareholders...........................          497,500           9.1%
                                                 -------------------------------
Total Shares Outstanding after the Offering.....        5,497,500         100.0%
                                                 -------------------------------

After the Gentest Merger
Officers and Directors as a group (3 persons)...        1,800,000          27.7%
Founding Shareholders...........................        3,200,000          49.2%
Offering Shareholders...........................          497,500           7.7%
Shareholders of Gentest, Inc....................        1,000,000          15.4%
                                                 -------------------------------
Total Shares Outstanding after the Gentest Merger       6,497,500         100.0%
                                                 -------------------------------


                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue 45,000,000 shares of Common Stock, par value $0.001 per share, of which 5,000,000 shares are presently outstanding. The Company is authorized to issue 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which there are no shares presently outstanding. There is no present intent to issue any Preferred Stock.

     Upon completion of this Offering, up to 5,497,500 shares of Common Stock will be outstanding. Upon completion of the Gentest merger, up to 6,497,500 shares of Common Stock will be outstanding. All Shares of Common Stock are, and all the Shares offered by the Company hereby will be, when issued, fully paid and nonassessable.

     Voting Rights. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors. Holders of a majority of the issued and outstanding shares of Common Stock may take action by written consent without a meeting.

     Dividend Rights. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors. To date, the Company has not paid cash dividends on its Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, the Company's financial condition and such other factors as the Board of Directors may consider.

     Liquidation Rights. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders after liabilities are paid and distributions are made to the holders of the Company's Preferred Stock.

     Preemptive Rights. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.


                              PLAN OF DISTRIBUTION

     The subscription period commences May 18, 1998, and will terminate on June 18, 1998, unless extended by the Company. Funds from the sale of Shares will be made immediately available to the Company. Subscriptions will be accepted until the expiration of the offering period or until a maximum of 497,500 Shares are sold, whichever occurs first. Additional subscriptions will not be accepted by the Company after the Offering is fully subscribed.

     No commissions will be paid in connection with sales made directly by the officers and directors of the Company. Brokers participating in the distribution of the Shares will offer the Shares only to investors who represent to the Company that they meet proper suitability requirements and that investment in Common Stock is proper for them. The Company will pay a commission to brokers up to 10% of the proceeds of the sale of the Shares. In addition, the Company will pay brokers a due diligence fee and a non-accountable expense allowance of up to 4% of the gross proceeds and up to 6% of the gross proceeds, respectively.

     Some offerees may utilize a purchaser representative in the evaluation of the merits and risks of an investment in the Shares. Any such representative must comply with the requirements of Regulation D under the Securities Act of 1933 and with applicable state securities laws. Neither the Company, nor any officer or any director of Lexon, Inc. will pay any fees or commissions to, or pay any charges for the services rendered by, any purchaser's representative unless the purchaser's representative is a registered broker-dealer entitled to receive the commissions.

     Shares issued to non-affiliates of Lexon in a valid Rule 504 offering purchase are shares that may be resold without federal registration or other federal transfer restrictions. Applicable state laws may require registration before any resles are made from certain states. If the Offering does not qualify under Rule 504, resale of the Shares will be restricted indefinitely. There is no asurance that this Offering will qualify under Rule 504.


                             ADDITIONAL INFORMATION

     The Company intends to furnish its shareholders with annual reports containing audited financial information, reported upon by independent public accountants.

     Each purchaser of Shares, prior to such purchase, is entitled to ask questions of the Company and receive answers concerning the terms and conditions of the Offering and to obtain any additional information which the Company possesses that is necessary for the purchaser to verify the accuracy of the information furnished in this Offering Memorandum.

     The Company will make reasonable efforts to furnish to any qualified prospective investor, or the prospective investor's authorized representative, any additional information or opportunity for inquiry concerning the terms and conditions of this Offering, including information requested to verify the accuracy of the information contained in this Offering Memorandum or otherwise furnish the prospective investor or the prospective investor's representative, to the extent the Company possesses the information or can obtain it without undue effort or expense. Prospective investors requiring additional information may contact Gifford Mabie, President of the Company, at 8908 South Yale, Suite 409, Tulsa, Oklahoma 74137, telephone (918) 492-4125.

                                   LEXON, INC.
                              FINANCIAL INFORMATION
                                 April 30, 1998

                                   Balance Sheet        Pro Forma Balance Sheets
                                    (Unaudited)                (Unaudited)
                                                                       After the
                                   Prior to the      After the           Gentest
                                      Offering       Offering (1)   Merger(1)(2)
                                 ----------------- --------------- -------------
Assets
  Current Assets
    Cash                                $5,000        $781,000          $309,750
  Other Assets
    License Agreement                        0               0           471,250
    Gentest Merger                           0               0             1,000
                                 ----------------- --------------- -------------

  Total Assets                          $5,000        $781,000          $782,000
                                 ----------------- --------------- -------------

Liabilities
  Current Liabilities                       $0              $0                $0

  Stockholders' Equity
    Preferred stock, $0.001 par value,
      5,000,000 Shares authorized            0               0                 0
    Common stock,  $0.001 par value,
     45,000,000 Shares authorized        5,000           5,497             6,497
    Paid in Capital                          0         775,503           775,503
    Retained Earnings                        0               0                 0
                                 ----------------- --------------- -------------
Total Liabilities and
Stockholders' Equity                    $5,000        $781,000          $782,000
                                 ----------------- --------------- -------------


                                  Statement of         Pro Forma Statements of
                                     Operation                Operations
                                   (Unaudited)                (Unaudited)
                                  Prior to the        After the        After the
                                      Offering         Offering   Gentest Merger
                               ----------------- --------------- ---------------

Revenue                                     $0               $0               $0
Expenses                                     0                0                0
                                ----------------- --------------- --------------

Net Income                                  $0               $0               $0
                                ----------------- --------------- --------------

Earnings per Share                       $0.00            $0.00            $0.00
                                ----------------- --------------- --------------

(1) Assumes receipt of maximum offering amount of $995,000 less estimated broker comissions of $199,000 and estimated Offering expenses of $20,000.

(2) Assumes payment at Closing of $471,250 in liabilities of Gentest, which relate to the licensing and development of the cancer screening test kit, and issuance of 1,000,000 shares of Lexon Common Stock, $0.001 par value.

                                   LEXON, INC.
                              FINANCIAL INFORMATION
                                 April 30, 1998


                                Statement of         Pro Forma Statements of
                                  Cash Flows                Cash Flows
                                 (Unaudited)                (Unaudited)
                                                                      After the
                                Prior to the     After the              Gentest
                                    Offering      Offering(1)       Merger(1)(2)
                            ----------------- --------------- ------------------
Operating Activities
Net Income                                $0              $0                 $0
                            ----------------- --------------- ------------------

Investing Activities
Initial License Fee                        0               0           (100,000)
Sponsored Research Contract                0               0           (311,250)
Consulting Fee                             0               0            (60,000)
                            ----------------- --------------- ------------------

   Total Investing Activities             $0              $0          $(471,250)
                            ----------------- --------------- ------------------

Financing Activities
Sale of Common Stock to Founders      $5,000          $5,000             $5,000
Sale of Common Stock in this Offering      0        $995,000           $995,000
Less:  Estimated Broker Commissions        0        (199,000)          (199,000)
Less:  Estimated Offering Expenses         0         (20,000)           (20,000)
                            ----------------- --------------- ------------------

   Total Financing Activities         $5,000        $781,000           $781,000
                            ----------------- --------------- ------------------

Net Increase in Cash                  $5,000        $781,000           $309,750
Cash at Beginning of Period                0               0                  0
                            ----------------- --------------- ------------------

Cash at End of Period                 $5,000        $781,000           $309,750
                            ----------------- --------------- ------------------


Schedule of Non-Cash Financing and
Investing Activities
Common Stock Issued in Gentest Merger     $0              $0             $1,000
                            ----------------- --------------- ------------------

(1) Assumes receipt of maximum offering amount of $995,000 less estimated broker comissions of $199,000 and estimated Offering expenses of $20,000.

(2) Assumes payment at Closing of $471,250 in liabilities of Gentest, which relate to the licensing and development of the cancer screening test kit, and issuance of 1,000,000 shares of Lexon Common Stock, $0.001 par value.

                                  RISK FACTORS

     This Offering is speculative and involves a high degree of risk. An investment in the Shares offered herein should not be made by persons who cannot afford the loss of their entire investment. Some risk factors are listed below:

1. No Operating History. The Company was organized in 1997 and has no operating history. The Company has no products and minimal assets at this time. There is no assurance that the Company will be able to develop, manufacture or market any products successfully, generate net revenue from the sale of any products, or achieve or maintain profitable operations.

2. Gentest Merger May Not Occur. The Company and Gentest have entered into an Agreement and Plan of Merger, which is to certain conditions including payment of $471,250 in Gentest liabilities at Closing. There is no assurance that the Merger will occur.

3. Product Not Developed. The Company faces all the risks associated with the development of a new, speculative business. The Company has no products and limited assets at this time, and will be subject to numerous risks, expenses, and difficulties typically encountered in the development of new medical diagnostic tests. If the Company acquires Gentest, the business of the Company will depend upon the development of the cancer screening test kit to detect the presence of the TGF-(beta)4 (ebaf) protein and upon the approval by the FDA of the test kit. There is no assurance that the Company's activities will be successful or profitable or that the FDA will approve the test kit. While management has been advised that the detection of the TGF-(beta)4 (ebaf) protein confirms a cancer diagnosis with a high degree of probability, management has not independently verified the accuracy of this statement. No assurance is given that the presence of TGF-(beta)4 (ebaf) is an accurate predictor of cancer.

4. The Company Does Not Own the Protein Screening Process and Will Not Own Any Improvements Thereto. Certain proprietary rights in the TGF-(beta)4 (ebaf) protein screening process are owned by the University of South Florida ("USF") and the License is owned by Gentest. Only if Lexon and Gentest merge will Lexon have the exclusive worldwide license to manufacture and market test kit products developed using the process. The Merger is subject to certain conditions which may not occur. There is no assurance the Merger will occur, even if the conditions are satisfied. Furthermore, any improvements to the process will remain the property of the USF. There is no assurance that competing products will not be developed or that improvements to the current screening process will be available to the Company.

5. Patentability of Protein Screening Process is Uncertain. A non-provisional patent application related to the TGF-(beta)4 (ebaf) protein screening process was filed by the USF with the U.S. Patent and Trademark Office ("USPTO") in 1997 but was recently rejected for claims that were considered too broad in scope. USF has six months to file an answer to the rejection or the application will become stale. There is no assurance that USF will file an answer within the prescribed time period, nor is there any assurance that the patent application is free of other deficiencies. Furthermore, there is no assurance that the TGF-(beta)4 (ebaf) protein screening process is patentable. Even if a patent is issued, the scope of the patent is unknown at this time. There is no assurance that a patent, if issued, will not infringe on the rights of others.

6. Foreign Patent Protections for Ovarian and Testicular Cancer Detection Claims is Remote. A provisional patent application filed with the USPTO disclosed the detection of colon cancer, but not detection of ovarian or testicular cancer. Subsequent to filing the provisional patent application, a series of lectures and papers in which additional disclosures related to the detection of ovarian and testicular cancer by the protein screening process were made public by the USF. The existence of these additional disclosures outside the scope of the provisional patent application renders the possibility of obtaining foreign patent protections for claims related to the detection of ovarian and testicular cancers remote. There is no assurance that the Company will obtain any foreign patent protection for any of the claims.

7. Filing, Prosecution and Maintenance of Patents Are Within the Sole Discretion of the USF. The filing, prosecution and maintenance of all patent rights are within the sole discretion of the USF. The Company has the right to request that the USF seek, obtain and maintain such patent and other protection to the extent that USF is lawfully entitled to do so, at the Company's sole expense. There is no assurance that USF will seek, obtain or maintain such patent and other protection to which it is lawfully entitled. Further, there is no assurance that the Company will have sufficient working capital to fund USF's efforts in those activities, if requested.

8. Rights and Interests of the National Institute of Health are Unknown. The initial research and development related to the TGF-(beta)4 (ebaf) protein screening process was funded by a grant from the National Institute of Health ("NIH"). The NIH retains certain statutory rights to use any invention that results from its funding without having to pay license fees and royalties. In addition, the NIH is protected from lawsuits and infringement claims. There is no assurance that the interests of the NIH will not materially adversely affect the Company or its business.

9. Licensing Agreement Obligates Company to Pay Royalties Regardless of Patent Issuance. The licensing agreement with the USF obligates the Company to pay royalties of 5% of gross revenues from the sale of test kits, and also to make minimum royalty payments of between $75,000 and $150,000 per year after two years, regardless of whether a patent is issued.

10. Lack of US and Foreign Patent Protection Could Adversely Affect the Company's Ability to Compete. At least some aspects of the process and detection methods have been published by the USF or the inventors and are now available to the public and to competitors. The lack of U.S. and foreign patent protection for the test kit could result in the manufacture and sale of test kits copied by competitors who are not obligated to pay royalties. As a result, these competitors could achieve superior operating margins, which could adversely affect the Company's ability to compete.

11. Inventor's Continued Involvement in Developing Test Kits is Uncertain. Dr. Tabibzadeh, co-inventor of the TGF-(beta)4 (ebaf) protein screening process and the principal investigator in developing the test kits, is leaving the USF for a research hospital in New York. There is no assurance of his continued involvement in the development of the test kits or the Company's ability to find a replacement.

12. Cost to Develop Test Kits Could Exceed Agreed Upon Amount. The Sponsored Research Agreement with the USF states that the cost to develop the test kits shall not exceed $311,250. There is no assurance that the cost to develop the test kits will not exceed this amount. Furthermore, there is no assurance that the Company will have the capital necessary to fund any cost overruns.

13. Need for Additional Capital. The Company is dependent on the maximum proceeds of the Offering described herein to acquire Gentest and to continue its business plan. Additional capital will be required to field test the screening kit, file and process applications for governmental approval, develop models, identify manufacturers to mass produce the test kits, and to advertise, ship and collect for products sold and any other costs. The Company intends to pursue additional financing. However, there is no assurance that any additional capital needed will be available to the Company on acceptable terms when needed, if at all. Any additional capital may involve substantial dilution to the interests of the Company's then existing stockholders.

14. Government Regulation. The Company's activities and products will require regulatory approval in the United States, Canada and in a number of foreign countries. The process of obtaining these approvals, if required, will be time consuming and costly. Changes in the regulations for the Company's products could adversely impact operations, affecting profitability or competitive advantages. There is no assurance that governmental approvals will be obtained.

15. Acceptance by Medical Professionals. Inherent to the successful marketing of the Company's cancer screening test kit is the acceptance of the product by medical professionals. There is no assurance that the product will be accepted.

16. Competition. The diagnostic segment of the medical industry is intensely competitive and composed of large and well financed firms, including pharmaceutical, biotechnology, and consumer goods companies, as well as universities and other research institutions that are constantly developing or acquiring rights to new products. Moreover, competing products may be accepted by consumers who may be slow to change to the use of alternative products. Some competitors have established distribution networks and sufficient marketing resources to resist attempts to dislodge use of their products. In addition, there is no assurance that one ormore competitors will not develop or manufacture products that are more effective or better accepted than those which the Company seeks to commercialize. There is no assurance that the Company will be able to compete successfully or profitably.

17. Dependence Upon Key Personnel. The Company is dependent upon the services of Dr. Tabibzedah, co-discoverer of the TGF-(beta)4 (ebaf) protein screening process, to oversee the development of the cancer test kit. The loss of the services of Dr. Tabibzedah and the inability to retain an acceptable substitute could have a material adverse effect on the Company. The Company is also dependent upon the services of its officers. The loss of the services of these key personnel or the inability to retain such experienced personnel could have a material adverse effect on the Company. There is no assurance that replacement of key personnel will be possible.

18. Limited Experience of Management and Potential Conflicts of Interest. The officers of the Company have had limited experience in the medical products industry. In addition, members of the Company's management are associated with other firms involved in a range of business activities. Consequently, there are potential conflicts of interest in their acting as officers and directors of the Company. Management estimates that not more than 50% of their time will be devoted to the Company's activities (See "Conflicts of Interest").

19. Concentration of Ownership. As of the date of this Offering Memorandum, the directors and executive officers of the Company, as a group, owned or controlled 36.0% of the outstanding Common Stock of the Company. After this Offering, if the maximum is sold, the directors and executive officers, as a group, will own or control 32.7% of the outstanding Common Stock of the Company. After the acquisition of Gentest, Inc., the directors and executive officers of the Company, as a group, will own or control 27.7% and the shareholders of Gentest will own 15.4% of the outstanding Common Stock of the Company.

20. Broad Discretion in Application of Proceeds. Approximately $471,250 of the net proceeds of this Offering will be used to pay the liabilities of Gentest. Any remaining proceeds are intended for general working capital purposes. The Company will have broad discretion as to the application of such proceeds. There is no assurance that the required funds will be available when needed.

21. Arbitrary Offering Price. The offering price of the Shares has been arbitrarily determined by the Company. There is no relationship between the offering price and the Company's assets, book value, net worth, or any other economic or recognized criterion of value. There is no assurance that this offering will be successful or that the Company will raise sufficient funds to complete the Gentest merger.

22. Dilution. Investors participating in this Offering will incur substantial dilution as it relates to the resulting net tangible book value of the Company's capital stock after the completion of the Offering.

23. Compliance with State and Federal Securities Laws. It is intended that this offering will qualify for exemption from federal registration under Rule 504 of SEC Regulation D. There is no assurance that the Offering presently qualifies or will continue to qualify under exemptions from registration provided by the Securities Act of 1933 (the "Act") or applicable state securities laws due to, among other things, the adequacy of disclosure, the manner of distribution of the Offering or the retroactive change or interpretation of any applicable securities laws or regulations. Even if the Offering is exempt from registration under federal law, registration may be required for sales and resales of the Shares under applicable state laws. If, and to the extent that, suits for rescission are brought and successfully concluded for failure to register this Offering under applicable securities laws, or for acts or omissions constituting certain prohibited practices under state or federal securities laws, the capital and assets of the Company could be materially adversely affected, which could jeopardize the ability of the Company to operate successfully thereafter.

24. No Trading Market for Common Stock. There is no established liquid market for the Company's Common Stock. Although the Company intends to pursue developing a liquid market as soon as practicable, there is no assurance that such liquid market will develop, or if such a market develops, that it will be maintained. Holders of the Shares of Common Stock may, therefore, have difficulty in selling their stock should they desire to do so. Investors must be able to lose their entire investment in their Shares of Common Stock.

25. No Dividends. The Company has not paid any cash or other dividends on its Common Stock and does not expect to declare or pay any such cash dividends in the foreseeable future.

                             SUBSCRIPTION AGREEMENT

                                   LEXON, INC.
                        8908 South Yale Avenue, Suite 409
                              Tulsa, Oklahoma 74137
                   Telephone (918) 492-4125 Fax (918) 492-2560


         The undersigned subscriber ("Subscriber") hereby subscribes to and agrees to purchase __________ Shares ("Shares") of Lexon, Inc. Common Stock, $0.001 par value, for $2.00 per Share.

  1.  General Information Concerning the Company and the Offering.

     (A) Subscriber has received a copy of the Private Offering Memorandum dated May 18, 1998.

     (B) Subscriber understands that the business plans described in the Private Offering Memorandum dated May 18, 1998 assumes the successful completion of the funding transactions described therein, none of which may occur.

  2.  Status of Investor.  (Check all that apply)

         Accredited Investor
         Subscriber is an "accredited investor" as defined by SEC Rule 501(a), by reason of being (check one):

     ----A natural person who has a net worth (together with my spouse) of more than $1,000,000; or

     ----A natural person who had income in excess of $200,000 ($300,000 jointly with my spouse) in each of the last two (2) years and a reasonable expectation of earning the same income level this year; or

     ----As otherwise specified in SEC Rule 501(a).

         Non-Accredited Investor
     ----Subscriber does not meet the requirements as an accredited investor.

  3. Subscriber's Investment Experience. Subscriber represents and warrants to the Company that:

         (A) Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Shares; and

         (B) Subscriber is able to bear the economic risk of the investment in the Shares, including the risk of a total loss of the investment in the Shares.

4. Subscriber's Investment Representations. Subscriber represents and warrants to the Company that:

         (A) The acquisition of the Shares by Subscriber is for Subscriber's own account and is for investment; and

         (B) Subscriber has no present intention of selling, transferring or otherwise disposing in any way of all or any portion of the Shares; and

         (C) All information that Subscriber has supplied to the Company in connection with Subscriber's subscription to purchase the Shares is true and correct.

  5. Subscriber's Understanding Concerning the Company. Subscriber represents and warrants to the Company that:

         (A) Subscriber understands that an investment in the Shares involves a very high degree of risk; and

         (B) Subscriber acknowledges that the Company is a development-stage company having been incorporated in December, 1997, and that the Company has no prior business or financial experience; and

         (C) Subscriber has conducted all investigations and due diligence concerning the Company and the Shares which Subscriber deems appropriate, and Subscriber has found all such information obtained fully acceptable; and

         (D)  Subscriber  is  knowledgeable   about  the  prospects,   business,
         financial condition and operations of the Company; and

         (E) Subscriber has had an opportunity to ask questions of the officers and directors of the Company concerning the Shares and the business and financial condition of and prospects for the Company, and the officers and directors of the Company have adequately answered all questions asked and made all relevant information available to Subscriber, including all relevant books and records of the Company; and

         (F) Subscriber understands that success of the Company is dependent upon receipt of the maximum of $995,000 from the sale of the Shares; and

         (G) Subscriber understands that no market exists for the Shares and that there is no assurance that a market will exist in the future.

  6. Compliance with Securities Laws. Subscriber understands and agrees that federal and state securities laws may impose restrictions and limitations applicable to the purchase, sale, resale and distribution of the Shares.

  7. Indemnification. Subscriber agrees that the Company has relied on the accuracy of the statements of Subscriber set forth herein and otherwise. Subscriber agrees to defend and indemnify the Company and its officers, directors, controlling persons, accountants, attorneys and agents representing Lexon, and to hold all and each of them harmless from and against any and all losses, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees and expenses, which they or any of them incurs by reason of any alleged misrepresentation made by or on behalf of Subscriber, any alleged breach by Subscriber of the representations and warranties made by Subscriber herein, any alleged failure by Subscriber to fulfill any of the covenants and agreements of Subscriber set forth herein and any alleged violation of applicable securities law by Subscriber.

  8. Survival. All representations, warranties and covenants contained in this Subscription Agreement, including without limitation, the indemnification provisions hereof, shall survive the acceptance by the Company of this Subscription Agreement and the delivery of the Common Stock to Subscriber. Subscriber acknowledges and agrees that this Subscription Agreement shall survive the death or disability of Subscriber.

  9. Applicable Law. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

     SUBSCRIBER This Subscription Agreement has been executed by Subscriber this _____ day of _________, 1998. Please make check payable to: Lexon, Inc.

                     FOR INDIVIDUALS             FOR CORPORATE & OTHER

Signature(s):                                Signature
              ----------------------                    -----------------------
                                                   By:
              ----------------------                    ------------------------
 (Second  signature  only  if  shares                   (Print name and title)
         held jointly)

     Please Register Shares as Follows:       Please Register Shares as Follows:
Name:                                            Name:
             ------------------------                  -------------------------
Address:                                      Address:
             ------------------------                  -------------------------
City/State:                                City/State:
             ------------------------                  -------------------------
Zipcode:                                      Zipcode:
             ------------------------                  -------------------------
Tax ID No.:                                Tax ID No.:
             ------------------------                  -------------------------
Phone:                                          Phone:
             ------------------------                  -------------------------
Fax:                                              Fax:
             ------------------------                  -------------------------

 Note: If Shares are jointly held, please designate the following (circle one):

          Joint Tenants with Right of Survivorship OR Tenants in Common





LEXON, INC.


By:  ____________________________________
       Rhonda R. Vincent
      Vice President, Secretary and Treasurer

Agreed and accepted, effective this _____ day of _____________, 1998.